EXHIBIT 3
         to SCHEDULE 13D




                                LOCK-UP AGREEMENT

                                                                October 21, 2005

Goldman, Sachs & Co.,
Citigroup Global Markets Inc.,
Morgan Stanley & Co. Incorporated,
UBS Securities LLC,
KeyBanc Capital Markets, A Division of McDonald Investments Inc.,
Piper Jaffray & Co.,
c/o Goldman, Sachs & Co.
85 Broad Street
New York, NY  10004

         Re:  IHS INC. - LOCK-UP AGREEMENT

Ladies and Gentlemen:

         The undersigned understands that you, as representatives (the "Representatives"), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the "Underwriters"), with IHS Inc., a Delaware corporation (the "Company"), and the Selling Stockholders named therein (the "Underwriting Agreement"), providing for a public offering of the Class A Common Stock, par value $0.01 per share, of the Company (the "Shares") pursuant to a Registration Statement on Form S-1 (Registration No. 333-122565) filed with the Securities and Exchange Commission (the "SEC").

         In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the "Lock-up Period"), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of (each such transaction, a "Transfer") any shares of Class A Common Stock of the Company, or any options or warrants to purchase any shares of Class A Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Class A Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the "Undersigned's Shares"). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

         The initial Lock-up Period will commence on the date of this Lock-up Agreement and continue for 180 days after the public offering date set forth on the final prospectus used to sell the Shares (the "Public Offering Date") pursuant to the Underwriting Agreement; PROVIDED, HOWEVER, that if (1) during the last 17 days of the initial Lock-up Period the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the initial Lock-up Period the Company announces that it will release earnings results during the 16-day period beginning on the

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last day of the initial  Lock-up  Period,  then in each case the Lock-up  Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless Goldman, Sachs & Co. and Citigroup Global Markets Inc. waive in writing, such extension.

         The undersigned hereby acknowledges and agrees that the Company has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the Lock-up Period pursuant to the previous paragraph to the undersigned and that any such notice properly delivered will be deemed to have given to, and received by, the undersigned. The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-up Agreement during the period from the date of this Lock-up Agreement to and including the 34th day following the expiration of the initial Lock-up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-up Period (as may have been extended pursuant to the previous paragraph) has expired.

         Notwithstanding the foregoing, this Lock-Up Agreement shall not apply to the sale of any Shares to the Underwriters pursuant to the Underwriting Agreement. In addition, the undersigned may Transfer the Undersigned's Shares
(i) as a BONA FIDE gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such Transfer shall not involve a disposition for value, (iii) to any affiliate of the undersigned so long as such affiliate (A) is a member of a group of investment entities that are affiliates of General Atlantic LLC and (B) agrees to be bound in writing by the restrictions set forth herein, or (iv) with the prior written consent of Goldman, Sachs & Co. and Citigroup Global Markets Inc. on behalf of the Underwriters. Except as contemplated by clauses (i) through (iv) above, from the Public Offering Date and for the duration of this Lock-Up Agreement, the Undersigned will have good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

         The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.





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         The undersigned understands that if (a) the Company notifies you that it does not intend to proceed with the public offering of the Shares, (b) the Underwriting Agreement is not executed prior to January 1, 2006 or (c) if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares to be sold thereunder, the undersigned shall be released from all obligations under this Lock-Up Agreement.

                                                     Very truly yours,

                                                     [SIG BLOCK]